Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-271763

December 4, 2023

Integral Ad Science Announces Launch of Secondary Offering

of Common Stock by Selling Stockholders

NEW YORK, NY – December 4, 2023 – Integral Ad Science Holding Corp. (Nasdaq: IAS), a leading global media measurement and optimization platform, today announced the commencement of a public offering of its common stock by investment funds affiliated with Vista Equity Partners (the “Selling Stockholders”). The Selling Stockholders are offering 11,000,000 shares of IAS’s common stock pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2023. The Selling Stockholders intend to grant the underwriters a 30-day option to purchase up to an additional 1,650,000 shares of IAS’s common stock from the Selling Stockholders.

IAS is not selling any shares of common stock in this offering and will not receive any proceeds from the sale of shares by the Selling Stockholders, but will bear the costs associated with the sale of such shares, other than any underwriting discounts and commissions.

Goldman Sachs & Co. LLC is acting as underwriter of the offering.

The Registration Statement on Form S-3 relating to these securities has been filed with the SEC and became effective upon such filing. The offering will be made only by means of a prospectus and an accompanying prospectus supplement. Before investing, prospective investors should read the prospectus, any accompanying prospectus supplement and the documents incorporated by reference therein for more complete information. A copy of the prospectus and any prospectus supplement relating to this offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement relating to the offering may be obtained if you request it by contacting: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at 1-866-471-2526, facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Integral Ad Science

Integral Ad Science (IAS) is a leading global media measurement and optimization platform that delivers the industry’s most actionable data to drive superior results for the world’s largest advertisers, publishers, and media platforms. IAS’s software provides comprehensive and enriched data that ensures ads are seen by real people in safe and suitable environments, while improving return on ad spend for advertisers and yield for publishers. Our mission is to be the global benchmark for trust and transparency in digital media quality.

Note Regarding Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, including statements related to the offering, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including our financial outlook and descriptions of our business plan and strategies. Forward-looking statements are based on IAS management’s beliefs, as well as assumptions made by, and information currently available to, them. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Because forward-looking statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements related to the offering include risks and uncertainties related to the satisfaction of customary closing conditions. Additional risks and uncertainties related to the offering, IAS and our business can be found under the heading “Risk Factors” in the documents of IAS on file with the SEC, including the risk factors discussed throughout the “Risk Factors” section of our prospectus forming a part of the Form S-3ASR filed on May 9, 2023, and our Annual Report on Form 10-K filed on March 2, 2023 with the SEC, as such factors may be updated from time to time in periodic filings made by IAS with the SEC.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information:

Investor Contact:

Jonathan Schaffer / Lauren Hartman

ir@integralads.com

Media Contact:

press@integralads.com